UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 20, 2007

Advanced BioEnergy, LLC
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-52421	20-2281511
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10201 Wayzata Boulevard, Suite 250, Minneapolis, Minnesota		55305
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(763) 226-2701

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On April 20, 2007, we entered into a note purchase agreement with Ethanol Investment Partners, LLC, an affiliate of Ethanol Capital Management, LLC, an existing investor in the Company, pursuant to which we will issue to Ethanol Investment Partners a $10 million 15% subordinated convertible promissory note. We also granted Ethanol Investment Partners an option until June 13, 2007 to purchase an additional 15% subordinated convertible promissory note of up to $25 million. The notes will bear interest at 15% per annum compounded quarterly and will mature on the later of one year from the date of issue of the initial note or, if a follow on investment is made, one year from the date of the follow on investment. The principal and accrued but unpaid interest on the note are convertible into our membership units, at the lesser of (a) $16.00 per membership unit or (b) the price per membership unit which is equal to the lowest price per membership unit at which we sell membership units in any public or private offering during the period that the notes are outstanding, at the option of Ethanol Investment Partners in the event we elect to prepay the notes and convert automatically at maturity. The proceeds of the initial $10 million note will be used for continuing construtction of our Aberdeen expansion facility.

In the note purchase agreement, we agreed that, provided that a note is outstanding or has been converted into our membership units, our board of directors will at our next annual meeting and thereafter for so long as Ethanol Investment Partners owns a note or the membership units issued upon conversion, require each of our directors and executive officers to (a) recommend to our members at any meeting of the members at which directors are elected, the election of one nominee of Ethanol Capital Management to the board, (b) vote the membership units they own or control at any time to elect the Ethanol Capital Management nominated person to the board, and (c) not take any action to remove the Ethanol Capital Management nominee from the board. Within ten business days of the execution of the note purchase agreement, we agreed to cause each of our directors and executive officers to execute and deliver to Ethanol Investment Partners a voting agreement evidencing these board rights. We also granted Ethanol Investment Partners board observation and inspection rights in connection with their investment.

Finally, in connection with the issuance of the note, we entered into a letter agreement with Ethanol Investment Partners pursuant to which we agreed to enter into a registration rights agreement that will grant them up to two demand and unlimited piggyback registration rights under certain circumstances.

Copies of the note purchase agreement and form of 15% subordinated convertible promissory note are filed as exhibits to this report. Reference is made to these agreements for a full statement of the terms and conditions of this purchase, the agreement and the note.

Item 3.02 Unregistered Sales of Equity Securities.

Pursuant to the note purchase agreement described above, we agreed to issue a $10 million 15% subordinated convertible promissory note to Ethanol Investment Partners on April 20, 2007. We also granted Ethanol Investment Partners an option until June 13, 2007 to purchase an additional 15% subordinated convertible promissory note of up to $25 million. The notes will bear interest at 15% per annum compounded quarterly and will mature on the later of one year from the date of issue of the initial note or, if a follow on investment is made, one year from the date of the follow on investment. The principal and accrued but unpaid interest on the note are convertible into our membership units, at the lesser of (a) $16.00 per membership unit or (b) the price per membership unit which is equal to the lowest price per membership unit at which we sell membership units in any public or private offering during the period that the notes are outstanding, at the option of Ethanol Investment Partners in the event we elect to prepay the notes and convert automatically at maturity.

This note was issued in reliance on an exemption from the registration provisions of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act of 1933. We have not made any other sales of securities that are part of the same offering. No underwriting discounts or commissions were paid in this transaction, and we conducted no general solicitation in connection with the offer or sale of the securities issued in connection with this transaction. The acquirer of the securities made representations to us regarding its status as an accredited investor as defined in Regulation D and its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof. Appropriate legends will be affixed to the notes issued in this transaction.

Item 9.01 Financial Statements and Exhibits.

4.1 Note Purchase Agreement between the Registrant and Ethanol Investment Partners, LLC dated as of April 20, 2007
4.2 Form of 15% Subordinated Convertible Promissory Note to be issued to Ethanol Investment Partners, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced BioEnergy, LLC

April 26, 2007	By:	Richard Peterson

Name: Richard Peterson
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

4.1	Note Purchase Agreement between the Registrant and Ethanol Investment Partners, LLC dated as of April 20, 2007
4.2	Form of 15% Subordinated Convertible Promissory Note to be issued to Ethanol Investment Partners, LLC